CounterPath Announces Renewal
 of Normal Course Issuer Bid
VANCOUVER, BC, Canada — March 27, 2017 — CounterPath Corporation (“CounterPath” or the “Company”) (NASDAQ:CPAH) (TSX:PATH) announced today that the Toronto Stock Exchange (“TSX”) has accepted its Notice of an Intention to Make a Normal Course Issuer Bid (“NCIB”) which shall commence on March 29, 2017 and terminate on March 28, 2018, or such earlier date when the maximum number of shares are purchased.
Under the NCIB, the Company may acquire up to an aggregate of 258,613 common shares over the next 12-month period, representing approximately 10% of the public float of the Company. Subject to compliance with Rule 10b-18 and other rules of the Securities Exchange Act of 1934, the Company may also purchase its common shares using the facilities of the NASDAQ, permitting the Company to make larger daily purchases than it is currently making using only the facilities of the TSX.  There were 5,005,645 common shares of the Company issued and outstanding as of March 22, 2017.
The Company believes that its common shares currently trade in a price range that does not adequately reflect their underlying value based on the Company’s business prospects.
Purchases subject to this NCIB will be carried out pursuant to open market transactions through the facilities of the TSX, NASDAQ Capital Market or such other stock exchange or quotation system upon which the Company’s shares are then listed or quoted, including other Canadian marketplaces, by National Bank Financial Inc. on behalf of CounterPath in accordance with applicable regulatory requirements.
CounterPath also announces that it has renewed its automatic share purchase plan (the “Plan”) with its broker, National Bank Financial Inc., in order to facilitate purchases of its common shares under the NCIB. Under the Plan, the broker may purchase shares on CounterPath’s behalf under the NCIB at times when CounterPath would ordinarily not be permitted to purchase shares due to internal trading blackout periods, insider trading rules or otherwise. The Plan will be implemented as of March 28, 2017.  Purchases will be made by CounterPath’s broker on the open market on the TSX based upon the parameters prescribed by the rules of the TSX, applicable laws and the terms and conditions of the Plan.
From March 21, 2016 to March 18, 2017, CounterPath purchased 4,700 common shares at a volume weighted average price of C$2.93 on the TSX pursuant to its normal course issuer bid.
The Company is permitted to make block purchases once per calendar week in accordance with the rules of the TSX. Daily repurchases under the NCIB will be restricted to 1,000 shares, subject to certain prescribed exemptions. The average daily trading volume is 2,098 shares on the TSX. All common shares purchased by the Company under the NCIB will be returned to treasury and cancelled.

To the knowledge of CounterPath, no director, senior officer or other insider of CounterPath currently intends to sell any common shares under this bid. However, sales by such persons through the facilities of the TSX may occur if the personal circumstances of any such person change or if any such person makes a decision unrelated to these normal course purchases. The benefits to any such person whose shares are purchased would be the same as the benefits available to all other holders whose shares are purchased.
About CounterPath
CounterPath Unified Communications solutions are changing the face of telecommunications. An industry and user favorite, Bria softphones for desktop, tablet and mobile devices, together with Stretto Platform™ server solutions, enable operators, OEMs and enterprises large and small around the globe to offer a seamless and unified over-the-top (OTT) communications experience across both fixed and mobile networks. The Bria and Stretto combination enables an improved user experience as an overlay to the most popular UC and IMS telephony and applications servers on the market today. Standards-based, cost-effective and reliable, CounterPath award-winning solutions power the voice and video calling, messaging, and presence offerings of customers such as AT&T, Avaya, BroadSoft, BT, Cisco Systems, GENBAND, Metaswitch Networks, Mitel, NEC, Network Norway, Nokia, Rogers and Verizon.
Visit www.counterpath.com.
Contacts:
David Karp
Chief Financial Officer
dkarp@counterpath.com
(604) 628-9364

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